                                                          Rule No. 424(b)(3)
                                                   Registration No. 333-5212

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 19, 1996


                                 US$100,000,000
                                Imax Corporation
            5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE APRIL 1, 2003


   The following items hereby replace the corresponding items in the Selling Securityholder table on pages 15 and 16 of the accompanying Prospectus, as amended by the Prospectus Supplements dated September 27, 1996, November 5, 1996, January 30, 1997, May 9, 1997, December 18, 1997 and May 28, 1998:



      "68.     TQA Vantage Plus, Ltd...........  $  200,000
       69.     TQA Arbitrage Fund, L.P.........  $  700,000
       70.     TQA Leverage Fund, L.P..........  $  200,000
       71.     TQA Vantage Fund, Ltd...........  $  700,000"


            The date of this Prospectus Supplement is June 5, 1998